EXHIBIT 99.1
FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting, Inc. Investors: Brad Newman (212) 850-5646

EMCOR GROUP, INC. REPORTS FIRST QUARTER 2022 RESULTS

- Record First Quarter Revenues of $2.59 billion, 12.5% Increase Year-over-Year -
- First Quarter Diluted EPS of $1.39 -
- Record Remaining Performance Obligations of $5.95 billion, 24.7% Increase Year-over-Year -
- Reaffirms 2022 Revenue and Diluted EPS Guidance Ranges -
- Board Authorizes Additional $200 Million Share Repurchase Program -

NORWALK, CONNECTICUT, April 28, 2022 - EMCOR Group, Inc. (NYSE: EME) today reported results for the first quarter ended March 31, 2022.

For the first quarter of 2022, net income was $73.4 million, or $1.39 per diluted share, compared to $84.8 million, or $1.54 per diluted share, for the first quarter of 2021. Revenues for the first quarter of 2022 totaled $2.59 billion, up 12.5% from the year ago period.

Operating income for the first quarter of 2022 was $100.0 million, or 3.9% of revenues. This compares to $117.0 million, or 5.1% of revenues, for the first quarter of 2021.

Selling, general and administrative expenses for the first quarter of 2022 totaled $252.6 million, or 9.7% of revenues, compared to $224.1 million, or 9.7% of revenues, for the first quarter of 2021.

The Company's income tax rate for the first quarter of 2022 was 26.5% compared to an income tax rate of 27.2% for the first quarter of 2021.

Remaining performance obligations as of March 31, 2022 were $5.95 billion compared to $4.78 billion as of March 31, 2021. Total remaining performance obligations grew approximately $1.18 billion year-over-year.

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EMCOR Reports First Quarter Results	Page 2

Tony Guzzi, Chairman, President and Chief Executive Officer of EMCOR, commented, “The Company posted record first quarter revenues reflecting year-over-year growth in all segments even in a very difficult operating environment. We continued to deliver for our customers, achieving revenue growth of 12.5% during the quarter, 10.4% of which was organic, led by double-digit growth in our U.S. Electrical Construction, U.S. Building Services, and U.S. Industrial Services segments. Operating margin contracted to 3.9% of revenues as we navigated challenging supply chain and COVID-related impacts. We continue to execute against a healthy project pipeline reflected in the growth of our remaining performance obligations of 24.7% year-over-year, reaching a record $5.95 billion.”

Mr. Guzzi added, “Our U.S. Construction segments drove another quarter of solid top-line growth, up a combined 10.8% year-over-year, led by our U.S. Electrical Construction segment, which delivered revenue growth of 13.6% year-over-year. Our U.S. Building Services segment posted its fifth consecutive quarter of double-digit revenue growth driven by continued strength in our mobile mechanical services and commercial site-based services divisions. The volatile operating environment proved to be challenging, particularly in our U.S. Construction and U.S. Building Services segments, with regards to labor disruption caused by the Omicron variant, as well as supply chain issues and rising energy costs, both of which were exacerbated by the Ukraine crisis. Despite these hurdles, we remained resilient, quickly adapting to the current environment to minimize margin compression. Our U.S. Industrial Services segment performed in line with our expectations, delivering solid revenue and operating income growth, as it continues to rebound to a more normal operating environment not seen since 2019. Finally, our U.K. Building Services segment generated revenue and operating income growth of 3.8% and 12.5%, respectively, as it continued to execute against a strong book of business and bolster its competitive position in the marketplace.”

EMCOR is maintaining its full-year 2022 revenue guidance range of $10.4 billion to $10.7 billion and full-year 2022 diluted earnings per share guidance range of $7.15 to $7.85.

Mr. Guzzi concluded, “Moving further into 2022, we will continue to execute with discipline and flexibility as we navigate the ongoing supply chain headwinds. While the operating environment remains volatile, we are optimistic that the non-residential construction market will continue to grow through the year and are confident in our long-term outlook as evidenced by today’s announcement that the Board has authorized a new share repurchase program. We remain committed to maintaining a balanced capital allocation strategy, pursuing organic investments, strategic acquisitions, and returning cash to shareholders through share repurchases and dividends.”

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EMCOR Reports First Quarter Results	Page 3

Additional Share Repurchase Program

The Company also announced today that its Board of Directors has authorized a new share repurchase program for the Company to repurchase up to an additional $200 million of its outstanding common stock.

As of April 22, 2022, the Company had approximately $88.7 million remaining under previous share repurchase authorizations. The new share repurchase program will be funded from the Company’s operations. The shares will be repurchased from time to time in the open market or through privately negotiated transactions at the Company’s discretion, subject to market conditions and in accordance with applicable regulatory requirements. The repurchase program does not obligate the Company to acquire any particular amount of common stock and may be suspended, recommenced, or discontinued at any time or from time to time without prior notice.

EMCOR Group, Inc. is a Fortune 500 leader in mechanical and electrical construction services, industrial and energy infrastructure and building services. This press release and other press releases may be viewed at the Company’s website at www.emcorgroup.com. EMCOR routinely posts information that may be important to investors in the “Investor Relations” section of our website at www.emcorgroup.com. Investors and potential investors are encouraged to consult the EMCOR website regularly for important information about EMCOR.

EMCOR Group's first quarter conference call will be available live via internet broadcast today, Thursday, April 28, at 10:30 AM Eastern Daylight Savings Time. The live call may be accessed through the Company's website at www.emcorgroup.com.

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EMCOR Reports First Quarter Results	Page 4

Forward Looking Statements:

This release contains certain forward-looking statements. Any such comments speak only as of April 28, 2022 and EMCOR assumes no obligation to update any such forward-looking statements, unless required by law. These forward-looking statements may include statements regarding anticipated future operating and financial performance, including financial guidance and projections underlying that guidance; the nature and impact of our remaining performance obligations; our ability to pursue acquisitions; our ability to return capital to shareholders; market opportunities; market growth prospects; customer trends; and our ability to maintain a strong safety record. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated (whether expressly or implied) by the forward-looking statements. Accordingly, these statements do not guarantee future performance or events. Applicable risks and uncertainties include, but are not limited to, adverse effects of general economic conditions; changes in interest rates; domestic and international political developments; changes in the specific markets for EMCOR’s services; adverse business conditions, including labor market tightness, productivity challenges, the nature and extent of supply chain disruptions impacting availability and pricing of materials, and inflationary trends more generally, including fluctuations in energy costs; the availability of adequate levels of surety bonding; increased competition; unfavorable developments in the mix of our business; and the continuing impact of the COVID-19 pandemic, including the nature, extent, and impact of future variant surges, as well as other health emergencies, and government orders and mandates related thereto, on our revenue and operations. Certain of the risk factors associated with EMCOR’s business are also discussed in Part I, Item 1A “Risk Factors,” of the Company’s 2021 Form 10-K, and in other reports filed from time to time with the Securities and Exchange Commission and available at www.sec.gov and www.emcorgroup.com. Such risk factors should be taken into account in evaluating any forward-looking statements.

Non-GAAP Measures:

This release may include certain financial measures that were not prepared in accordance with U.S. generally accepted accounting principles (GAAP). The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally. We also believe that these non-GAAP measures provide investors with useful information with respect to our ongoing operations. Any non-GAAP financial measures presented are not, and should not be viewed as, substitutes for financial measures required by GAAP, have no standardized meaning prescribed by GAAP, and may not be comparable to the calculation of similar measures of other companies.

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EMCOR GROUP, INC.
FINANCIAL HIGHLIGHTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share information)
(Unaudited)

	For the three months ended March 31,
	2022	2021
Revenues	$2,592,549	$2,304,049
Cost of sales	2,239,994	1,962,976
Gross profit	352,555	341,073
Selling, general and administrative expenses	252,598	224,069
Operating income	99,957	117,004
Net periodic pension (cost) income	1,169	908
Interest expense, net	(1,289)	(1,363)
Income before income taxes	99,837	116,549
Income tax provision	26,451	31,604
Net income including noncontrolling interests	73,386	84,945
Net income attributable to noncontrolling interests	—	171
Net income attributable to EMCOR Group, Inc.	$73,386	$84,774

Basic earnings per common share	$1.39	$1.54

Diluted earnings per common share	$1.39	$1.54

Weighted average shares of common stock outstanding:
Basic	52,713,005	54,896,548
Diluted	52,916,559	55,135,304

Dividends declared per common share	$0.13	$0.13

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited) March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$514,513	$821,345
Accounts receivable, net	2,303,449	2,204,519
Contract assets	262,119	230,143
Inventories	71,463	54,098
Prepaid expenses and other	64,861	80,889
Total current assets	3,216,405	3,390,994
Property, plant and equipment, net	151,346	152,066
Operating lease right-of-use assets	266,379	260,778
Goodwill	891,536	890,268
Identifiable intangible assets, net	574,614	589,365
Other assets	130,874	157,975
Total assets	$5,231,154	$5,441,446
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt and finance lease liabilities	$16,017	$16,235
Accounts payable	719,792	734,275
Contract liabilities	827,708	788,134
Accrued payroll and benefits	411,668	490,867
Other accrued expenses and liabilities	261,118	274,406
Operating lease liabilities, current	60,267	57,814
Total current liabilities	2,296,570	2,361,731
Long-term debt and finance lease liabilities	245,416	245,450
Operating lease liabilities, long-term	224,231	220,836
Other long-term obligations	329,139	360,340
Total liabilities	3,095,356	3,188,357
Equity:
Total EMCOR Group, Inc. stockholders’ equity	2,135,096	2,252,387
Noncontrolling interests	702	702
Total equity	2,135,798	2,253,089
Total liabilities and equity	$5,231,154	$5,441,446

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2022 and 2021
(In thousands) (Unaudited)

	2022	2021
Cash flows - operating activities:
Net income including noncontrolling interests	$73,386	$84,945
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	11,578	12,001
Amortization of identifiable intangible assets	15,551	14,989
Non-cash share-based compensation expense	3,438	3,193
Other reconciling items	(226)	(218)
Changes in operating assets and liabilities, excluding the effect of businesses acquired	(199,541)	(203,899)
Net cash used in operating activities	(95,814)	(88,989)
Cash flows - investing activities:
Payments for acquisitions of businesses, net of cash acquired	(2,914)	(24,326)
Proceeds from sale or disposal of property, plant and equipment	462	766
Purchases of property, plant and equipment	(11,501)	(8,204)
Net cash used in investing activities	(13,953)	(31,764)
Cash flows - financing activities:
Repayments of finance lease liabilities	(979)	(1,145)
Dividends paid to stockholders	(6,930)	(7,121)
Repurchases of common stock	(181,810)	(12,917)
Taxes paid related to net share settlements of equity awards	(4,944)	(3,750)
Issuances of common stock under employee stock purchase plan	1,955	1,731
Payments for contingent consideration arrangements	(805)	(693)
Distributions to noncontrolling interests	—	(43)
Net cash used in financing activities	(193,513)	(23,938)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(3,419)	886
Decrease in cash, cash equivalents, and restricted cash	(306,699)	(143,805)
Cash, cash equivalents, and restricted cash at beginning of year (1)	822,568	903,562
Cash, cash equivalents, and restricted cash at end of period (2)	$515,869	$759,757
_________
(1)Includes $1.2 million and $0.7 million of restricted cash classified as “Prepaid expenses and other” in the Consolidated Balance Sheets as of December 31, 2021 and 2020, respectively.
(2)Includes $1.4 million and $0.9 million of restricted cash classified as “Prepaid expenses and other” in the Consolidated Balance Sheets as of March 31, 2022 and 2021, respectively.

EMCOR GROUP, INC.
SEGMENT INFORMATION
(In thousands) (Unaudited)

	For the three months ended March 31,
	2022	2021
Revenues from unrelated entities:
United States electrical construction and facilities services	$522,030	$459,395
United States mechanical construction and facilities services	1,000,470	914,501
United States building services	627,801	568,036
United States industrial services	310,751	235,382
Total United States operations	2,461,052	2,177,314
United Kingdom building services	131,497	126,735
Total operations	$2,592,549	$2,304,049

	For the three months ended March 31,
	2022	2021
Operating income (loss):
United States electrical construction and facilities services	$19,993	$40,252
United States mechanical construction and facilities services	58,674	63,176
United States building services	23,922	31,120
United States industrial services	13,258	(2,443)
Total United States operations	115,847	132,105
United Kingdom building services	10,588	9,411
Corporate administration	(26,478)	(24,512)
Total operations	99,957	117,004
Other items:
Net periodic pension (cost) income	1,169	908
Interest expense, net	(1,289)	(1,363)
Income before income taxes	$99,837	$116,549

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